Exhibit 10.7

SEPARATION AND GENERAL RELEASE AGREEMENT

THIS SEPARATION AND GENERAL RELEASE AGREEMENT (this “Separation Agreement”) is entered into between DAVID STEFANSKY, an individual residing at _______________ (“Executive”) and ALLIQUA, INC., a Florida corporation (“Employer”).  Employer, together with its past, present and future direct and indirect subsidiaries, affiliated entities, related companies and divisions and each of their respective past, present and future officers, directors, employees, shareholders, trustees, members, partners, attorneys and agents (in each case, individually and in their official capacities), and each of their respective employee benefit plans (and such plans' fiduciaries, agents, administrators and insurers, individually and in their official capacities), as well as any predecessors, future successors or assigns or estates of any of the foregoing, is collectively referred to in this Separation Agreement as the “Released Parties.”

1.           Separation of Employment.  Executive acknowledges and understands that Executive’s employment under the employment agreement dated as of May 31, 2012 between Executive and Employer (the “Employment Agreement”) terminated as of December 31, 2012 (the “Separation Date”).  Executive understands that, except as otherwise provided in this Separation Agreement and/or the Consulting Agreement (as defined below) being entered into in connection herewith, Executive is entitled to nothing further from the Released Parties.

2.           Executive General Release of the Released Parties.  In consideration of the payments and benefits set forth in Section 4 below and Employer’s agreement to engage Executive as an independent contractor under the Consulting Agreement (as defined below in Section 5), Executive hereby unconditionally and irrevocably releases, waives, discharges and gives up, to the full extent permitted by law, any and all Claims (as defined below) that Executive may have against any of the Released Parties, arising on or prior to the date of Executive’s execution and delivery of this Separation Agreement to Employer.  “Claims” means any and all actions, charges, controversies, demands, causes of action, suits, rights, and/or claims whatsoever for debts, sums of money, wages, salary, severance pay, commissions, fees, bonuses, unvested stock options, vacation pay, sick pay, fees and costs, attorneys fees, losses, penalties, damages, including damages for pain and suffering and emotional harm, arising, directly or indirectly, out of any promise, agreement (including, without limitation, the Employment Agreement), offer letter, contract, understanding, common law, tort, the laws, statutes, and/or regulations of the State of New York or any other state and the United States, including, but not limited to, federal and state wage and hour laws (to the extent waiveable), federal and state whistleblower laws, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act of 2009, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act (excluding COBRA), the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit Reporting Act, the Occupational Safety and Health Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers’ Benefit Protection Act, the Sarbanes-Oxley Act of 2002, the federal False Claims Act, the New York State Human Rights Laws and the New York City Human Rights Laws, as each may be amended from time to time, whether arising directly or indirectly from any act or omission, whether intentional or unintentional.  This Section 2 releases all Claims including those of which Executive is not aware and those not mentioned in this Separation Agreement.  Executive specifically releases any and all Claims arising out of Executive’s employment with Employer or termination therefrom. Executive expressly acknowledges and agrees that, by entering into this Separation Agreement, Executive is releasing and waiving any and all Claims, including, without limitation, Claims that Executive may have arising under ADEA, which have arisen on or before the date of Executive’s execution and delivery of this Separation Agreement to Employer.

3.           Representations; Covenant Not to Sue.  Executive hereby represents and warrants that (A) Executive has not filed, caused or permitted to be filed any pending proceeding (nor has Executive lodged a complaint with any governmental or quasi-governmental authority) against any of the Released Parties, nor has Executive agreed to do any of the foregoing, (B) Executive has not assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of or conveyed to any third party any right or Claim against any of the Released Parties which has been released in this Separation Agreement, and (C) Executive has not directly or indirectly assisted any third party in filing, causing or assisting to be filed, any Claim against any of the Released Parties.  Except as set forth in Section 11 below, Executive covenants and agrees that Executive shall not encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by himself or any third party of a proceeding or Claim against any of the Released Parties based upon or relating to any Claim released by Executive in this Separation Agreement.

4.           Stock Options.  As good consideration for Executive’s execution, delivery and non-revocation of this Separation Agreement all of the outstanding stock options to acquire Employer’s common stock, par value $0.001 per share granted to Executive, which are set forth in full on Annex I attached hereto, to the extent not yet vested as of the Separation Date, shall be immediately and fully vested.

5.           Consulting Agreement.  In further consideration of, and subject to, Executive’s execution, delivery, and non-revocation of this Separation Agreement, Employer will agree to engage Executive, on an independent contractor basis, to perform consulting services to Employer upon the terms and conditions set forth in the letter to Executive in the form attached to this Agreement as Exhibit A (the “Consulting Agreement”).

6.           Who is Bound.  Employer and Executive are bound by this Separation Agreement.  Anyone who succeeds to Executive’s rights and responsibilities, such as the executors of Executive’s estate, is bound and anyone who succeeds to Employer’s rights and responsibilities, such as its successors and assigns, is also bound.  Nothing in this Agreement shall be deemed to be an admission of liability on the part of any of the Released Parties.

7.           Cooperation With Investigations/Litigation.  Executive agrees, upon Employer’s request, to reasonably cooperate in any Employer investigation, litigation, arbitration, or regulatory proceeding regarding events that occurred during Executive’s tenure with Employer. Executive will make himself reasonably available to consult with Employer’s counsel, to provide information, and to appear to give testimony.  Employer will reimburse Executive for reasonable out-of-pocket expenses Executive incurs in extending such cooperation, so long as Executive provides advance written notice of Executive’s request for reimbursement and provides satisfactory documentation of the expenses.

8.           Surviving Employment Agreement Provisions.  Executive acknowledges that the terms of Sections 6 and 7 of the Employment Agreement shall survive the Separation Date and remain in full force and effect.  Executive hereby agrees that for purposes of Section 7 of the Employment Agreement, the term “Restricted Period” as used therein shall be extended until the later of the Restricted Period as defined in such Section of the Employment Agreement or the one-year anniversary of the expiration of the “Consulting Period” as defined in the Consulting Agreement; provided, however, nothing set forth in Section 7(a) of the Employment Agreement shall prohibit Executive from soliciting or doing business with, either directly or indirectly, whether personally or through other persons or entities, any distributor of Employer’s products that was introduced to Employer by Executive or from soliciting, engaging or hiring on behalf of himself or any person or entity any employee or consultant of Employer or any member of Employer’s Scientific Advisory Board who was introduced to Employer by Executive. Executive hereby represents and warrants to Employer that Executive has at all times been in full compliance with the terms of Sections 6 and 7 of the Employment Agreement.  Employer agrees that Section 10(l) of the Employment Agreement (regarding certain indemnification obligations) shall survive the Separation Date.

9.           Employer Property.  Executive agrees to return to Employer all of Employer’s and its affiliates’ property in Executive’s possession, custody and/or control, including, but not limited to, all equipment, vehicles, computers, personal digital assistants, pass codes, keys, swipe cards, credit cards, documents or other materials, in whatever form or format, that Executive received, prepared, or helped prepare, except to the extent permitted to be retained by Executive or needed to perform his consulting services during the Consulting Period set forth in the Consulting Agreement.  Executive agrees that Executive will not retain any copies, duplicates, reproductions, computer disks, or excerpts thereof of Employer’s or its affiliates’ documents except to the extent permitted to be retained by Executive or needed to perform his consulting services during the Consulting Period set forth in the Consulting Agreement.

10.           Construction of Agreement.  In the event that one or more of the provisions contained in this Separation Agreement, the Consulting Agreement or the preserved sections of the Employment Agreement shall for any reason be held unenforceable in any respect under the law of any state of the United States or the United States, such unenforceability shall not affect any other provision of this Separation Agreement, but this Separation Agreement, the Consulting Agreement, and the preserved sections of the Employment Agreement shall then be construed as if such unenforceable provision or provisions had never been contained herein. If it is ever held that any restriction hereunder, the Consulting Agreement, or under the preserved sections of the Employment Agreement is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by applicable law.  This Separation Agreement, the Consulting Agreement, the preserved sections of the Employment Agreement, and any and all matters arising directly or indirectly herefrom shall be governed under the laws of the State of New York without reference to choice of law or conflict of law principles or rules.  Employer and Executive consent to the sole jurisdiction of the federal and state courts in New York, New York.  EMPLOYER AND EXECUTIVE HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY IN ANY ACTION CONCERNING THIS SEPARATION AGREEMENT OR ANY AND ALL MATTERS ARISING DIRECTLY OR INDIRECTLY HEREFROM, AND REPRESENT THAT THEY HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE OR HAVE CHOSEN VOLUNTARILY NOT TO DO SO SPECIFICALLY WITH RESPECT TO THIS WAIVER.

11.           Acknowledgments.  Employer and Executive acknowledge and agree that:

(A)  By entering in this Separation Agreement, Executive does not waive any rights or Claims that may arise after the date that Executive executes and deliver this Separation Agreement to Employer;

(B)  This Separation Agreement shall not affect the rights and responsibilities of the Equal Employment Opportunity Commission (the “EEOC”) or similar federal or state agency to enforce ADEA or other laws, and further acknowledge and agree that this Separation Agreement shall not be used to justify interfering with Executive’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC or similar federal or state agency.  Accordingly, nothing in this Separation Agreement shall preclude Executive from filing a charge with, or participating in any manner in an investigation, hearing or proceeding conducted by, the EEOC or similar federal or state agency, but Executive hereby waives any and all rights to recover under, or by virtue of, any such investigation, hearing or proceeding;

(C)  Notwithstanding anything set forth in this Separation Agreement to the contrary, nothing in this Separation Agreement shall affect or be used to interfere with Executive’s protected right to test in any court, under the Older Workers’ Benefit Protection Act, or like statute or regulation, the validity of the waiver of rights under ADEA set forth in this Separation Agreement; and

(D)  Nothing in this Separation Agreement shall preclude Executive from exercising Executive’s rights, if any (i) under Section 601-608 of the Employee Retirement Income Security Act of 1974, as amended, popularly known as COBRA, or (ii) Employer’s 401(k) plan.

12.           Opportunity For Review.

(A)           Executive is hereby advised and encouraged by Employer to consult with his own independent counsel before signing this Separation Agreement. Executive represents and warrants that Executive (i) has had sufficient opportunity to consider this Separation Agreement, (ii) has read this Separation Agreement, (iii) understands all the terms and conditions hereof, (iv) is not incompetent or had a guardian, conservator or trustee appointed for Executive, (v) has entered into this Separation Agreement of Executive’s own free will and volition, (vi) has duly executed and delivered this Separation Agreement, (vii) understands that Employer is responsible for Executive’s attorneys’ fees and costs and those of Richard Rosenblum with respect to his related Separation and General Release Agreement, which such fees and costs are not to exceed $5,000 in the aggregate, (viii) has had the opportunity to review this Separation Agreement with counsel of his choice or has chosen voluntarily not to do so, (ix) understands that Executive has been given twenty-one days to review this Separation Agreement before signing this Separation Agreement and understands that he is free to use as much or as little of the 21-day period as he wishes or considers necessary before deciding to sign this Separation Agreement, (x) understands that if Executive does not sign and return this Separation Agreement to Employer on or before May 31, 2013, Employer shall have no obligation to enter into this Separation Agreement, Executive shall not be entitled to receive the benefits provided for under Section 4 of this Separation Agreement nor shall the Consulting Agreement be effective, and the Separation Date shall be unaltered; and (xi) understands that this Separation Agreement is valid, binding, and enforceable against the parties hereto in accordance with its terms.

(B)           This Separation Agreement shall be effective and enforceable on the eighth (8th) day after execution and delivery to Employer by Executive.  The parties hereto understand and agree that Executive may revoke this Separation Agreement after having executed and delivered it to Employer in writing, provided such writing is received by Employer at the address listed in this Separation Agreement above no later than 11:59 p.m. on the seventh (7th) day after Executive’s execution and delivery of this Separation Agreement to Employer.  If Executive revokes this Separation Agreement, it shall not be effective or enforceable, Employer shall not be obligated to engage Executive as an independent contractor pursuant to the Consulting Agreement and Executive shall not be entitled to receive the benefits provided for under Section 4 of this Separation Agreement, and the Separation Date shall be unaltered.

13.  Section 409A Compliance.  This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations promulgated thereunder (“Section 409A”).  To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that no payments due under this Agreement shall be subject to an "additional tax" as defined in Section 409A(a)(1)(B) of the Code.  In no event may Executive, directly or indirectly, designate the calendar year of payment.  All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

14.           Disclosure.  Except as required by its reporting obligations under the Securities Exchange Act of 1934, as amended, or as otherwise required by law, Employer agrees that it will not without Executive’s prior written consent, which consent may not be unreasonably withheld, disclose the terms and provisions of this Separation Agreement or the subject matter hereof or issue any press release or other public disclosure, and that with respect to any such required press release or disclosure, Employer shall provide Executive with a reasonable opportunity to review and comment on the same.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

Agreed to and accepted on this 11th day of November, 2013.

Witness:                                                                           EXECUTIVE:

________________                                                                           /s/ David Stefansky
David Stefansky

Agreed to and accepted on this 11th day of November, 2013.

EMPLOYER:

ALLIQUA, INC.

By:           /s/ Brian Posner

EXHIBIT A

CONSULTING AGREEMENT

ANNEX I

OUTSTANDING STOCK OPTIONS

Alliqua, Inc.
Outstanding Stock Options
At December 31 2012

	Number of	Grant	Number of	Number of	Vesting	Expiration	Exercise
Name	Options Granted	date	Options Vested	Options Unvested	Date	date	price	LTIP?	Notes

David Stefansky	1,000,000	12/09/10	1,000,000	-	12/09/10	12/09/20	$0.145
David Stefansky	1,000,000	12/09/10	1,000,000	-	01/04/11	12/09/20	$0.145		18
David Stefansky	3,000,000	12/09/10	3,000,000	-	05/31/12	12/09/20	$0.145		19
David Stefansky	1,666,667	03/01/11	1,666,667	-	03/01/11	03/01/21	$0.210		25
David Stefansky	1,666,666	05/31/12	-	1,666,666	05/31/13	05/31/22	$0.200	Yes	29
David Stefansky	1,666,667	05/31/12	-	1,666,667	05/31/14	05/31/22	$0.200	Yes	29
David Stefansky	1,666,667	05/31/12	-	1,666,667	05/31/15	05/31/22	$0.200	Yes	29
David Stefansky	166,666	05/31/12	-	166,666	05/31/13	05/31/22	$0.200	No	29
David Stefansky	166,667	05/31/12	-	166,667	05/31/14	05/31/22	$0.200	No	29
David Stefansky	166,667	05/31/12	-	166,667	05/31/15	05/31/22	$0.200	No	29

Note 18: all 1,000,000 options vest upon completion of a strategic transaction: creation of Board that fully complies with NYSE Amex Rules (occurred 1/4/11)
Note 19: all 3,000,000 options vest upon completion of a strategic transaction: Upon listing of Company on national security exchange (one year estimate)
Note 25: all 1,666,667 options vest immediately on grant date
Note 29: ISO options issued to David Stefansky pursuant to Employment Agreement - vest in equal 1/3 amounts over the four (4) years in equal 33 1/3% tranches.